UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Regis Corporation
(Name of Registrant as Specified In Its Charter)
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SUPPLEMENT TO THE PROXY STATEMENT OF
REGIS CORPORATION
DATED SEPTEMBER 7, 2016
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 18, 2016

Dear Shareholders:

On September 7, 2016, Regis Corporation (the “Company” or “we”) filed our proxy statement (the “Proxy Statement”) for our 2016 annual meeting of shareholders (the “Annual Meeting”). Included in the Proxy Statement is a proposal (Item 3) for our shareholders to approve the Regis Corporation 2016 Long Term Incentive Plan (the “2016 Plan”) at the Annual Meeting. As indicated in the Proxy Statement, a copy of the 2016 Plan is attached as Appendix A to the Proxy Statement. We are writing to request your support for the 2016 Plan and to provide certain information about the 2016 Plan proposal.

The 2016 Plan authorizes 3,500,000 shares of our common stock for issuance thereunder, subject to shareholder approval. Upon shareholder approval of the 2016 Plan, no additional awards will be made under our existing 2004 Long Term Incentive Plan, as amended (the “2004 Plan”).

At the time of finalizing the Proxy Statement, we had not yet issued annual employee equity awards for fiscal 2017 under the 2004 Plan, which awards were granted effective August 31, 2016. The number of shares subject to awards granted on August 31, 2016 totaled 657,378 shares, and the closing price of a share of our common stock on that date was $12.57.  Accordingly, the total number of shares remaining available for future awards under the 2004 Plan as of August 31, 2016, following the awards made and forfeitures effective on that date, is 1,215,470 shares. Following this annual grant, we do not anticipate any further significant grant activity under our 2004 Plan prior to the Annual Meeting. As indicated above, the shares remaining under our 2004 Plan will not be available for future awards after such time as the 2016 Plan is approved by our shareholders.

The table below provides updated information about the number of shares of common stock available for issuance under the 2004 Plan, as well as the number of stock appreciation rights (“SARs”) and full value awards outstanding under the 2004 Plan:

Number of shares as of August 31, 2016 following FY17 annual equity awards
Shares requested for 2016 Plan	3,500,000

Shares available for future awards under 2004 Plan *All shares remaining available under 2004 Plan will be cancelled upon shareholder approval of 2016 Plan	1,215,470*

Shares Reserved for Issuance of Outstanding Awards under the 2004 Plan: Outstanding SARs (Remaining term: 7.0 years, weighted average exercise price of $16.39)	2,285,709

Outstanding Full Value Awards (Restricted Stock Units and Performance-Based Restricted Stock Units (PSUs))	2,388,950

As indicated in the Proxy Statement, we expect that the shares requested under the 2016 Plan will permit us to make equity compensation awards through October 2017, at which time we expect to request shareholder approval of additional shares at our 2017 annual meeting of shareholders. The number of shares available under the 2016 Plan at any time will vary based on factors such as our stock price, the number of awards that are forfeited that become available for grant pursuant to the terms of the 2016 Plan and the amount of equity awards granted to employees in future periods. Accordingly, the exact timing of when we may need additional shares under the 2016 Plan is uncertain.

In addition to providing the updated share information above, we advise shareholders that, on September 27, 2016, our Board of Directors approved an amendment to our clawback policy to include performance-based equity incentive awards among the awards subject to the policy. Accordingly, we may recover from an executive officer certain equity awards if, after such award is granted, vested or earned to/by an executive officer, we issue a financial restatement and the executive officer’s misconduct contributed to the need for the financial restatement.

As you consider our 2016 Plan proposal, we ask that you bear in mind certain information about our company and our practices that we believe were not fully reflected in the analysis employed by Institutional Shareholder Services (“ISS”) in recommending against our 2016 Plan in its September 21, 2016 Report:

•
We believe that our compensation practices are appropriate and align executive officer pay with performance; however, we may not be able to continue our practices in their current form without the 2016 Plan. Voting against the 2016 Plan is inconsistent with the wishes of our shareholders who support our use of equity compensation.

•
We have made several changes over recent years, and we have made further changes commencing in fiscal 2017, to align the design of our equity compensation with the feedback from our shareholders and the proxy advisory firms. We have continually migrated toward the use of full value awards, such as restricted stock units and performance stock units. In 2016, 60% of our long-term incentive awards were awarded in the form of performance stock units. Our 2016 Plan incorporates several “best practice” design features, including use of a fungible share ratio that counts full value shares as 2.4 shares against the share reserve.

•	Even though equity compensation is an important part of our overall compensation program, we have used shares wisely, resulting in a reasonable “burn rate” which is within ISS guidelines.

•
The ISS analysis does not take into account our capital allocation policy, which focuses on using excess cash to repurchase shares of our common stock in the open market. Under ISS’s model, share repurchases, which reduce the total shares outstanding, decrease the denominator in ISS’s dilution calculation, but do not correspondingly offset the overall equity issuances in the numerator to reflect our ongoing repurchase activity under our capital allocation policy. In fiscal 2016, we issued awards for a total of 1,411,151 shares, but repurchased 7,647,819 shares. We believe our capital allocation policy emphasizes a beneficial means of shareholder value creation.

As described in the Proxy Statement, the approval of the 2016 Plan also constitutes approval of the material terms of the 2016 Plan for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). The 2016 Plan sets forth the groups of persons eligible to participate in the 2016 Plan and the performance criteria upon which performance-based awards may be granted. The 2016 Plan also sets forth the following limitations on awards intended to qualify as performance-based compensation under Section 162(m) of the Code that are granted to any participant during any three-consecutive calendar year period:

•	800,000 shares subject to stock options and SARs;

•
800,000 shares subject to performance-based full value awards denominated in shares or share equivalents, which include the performance-based restricted stock units we refer to as performance stock units (PSUs); and

•	$2,000,000 of performance-based awards denominated in dollars.

Other than the above limits on awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the 2016 Plan does not place limits on the total number of awards that may be granted to any one participant in any time period, except as awards may be limited by the shares available under the 2016 Plan.

The above sub-limits under the 2016 Plan are substantively the same as under our 2004 Plan. Under the 2004 Plan, we have previously issued SARs, which count toward the 800,000 sub-limit applicable to stock options and SARs (which by their terms qualify as performance-based compensation under Section 162(m) of the Code), and performance-based restricted stock units (which we refer to as performance stock units (or PSUs), which count toward the 800,000 shares sub-limit applicable to restricted stock and restricted stock units intended to qualify as performance-based compensation under Section 162(m) of the Code). As of the date hereof, we have not granted any performance-based awards denominated in dollars, which are referred to as “Performance Unit Awards” under the 2004 Plan. All references to PSUs or performance units in the Proxy Statement and in prior proxy statements are references to grants of restricted stock units that are earned based on the achievement of performance goals.

We believe that our shareholders are generally supportive of our strategy and the team that is executing our transformation. For these reasons, we believe that voting against the 2016 Plan, which is critical to motivate performance toward our goals, would be inconsistent with the broader level of support for our Board of Directors and our compensation program.

Voting Your Shares; Revoking Your Proxy

Shareholders are reminded that they may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the 2016 Plan as instructed in our Proxy Statement. If you have already voted and wish to change your vote on any matter, you may revoke your proxy by providing written notice of revocation or by submitting another proxy bearing a later date as outlined in the Proxy Statement. If any shareholder has any questions, he or she should contact us at (952) 947-7777.

This Supplement to the Proxy Statement is first being released to shareholders on or about September 27, 2016, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

The Board of Directors believes that the approval of the 2016 Plan is in the best interests of our shareholders for the reasons described in the Proxy Statement and urges shareholders to vote in favor of the approval of the 2016 Plan.

By Order of the Board of Directors,

/s/ Eric A. Bakken
Secretary
September 27, 2016